Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-205443 and 333-207893 on Form S-3, and Registration Statement No. 333-205415 on Form S-8 of our report dated February 18, 2016 (February 22, 2016 as to Note 27), relating to the consolidated and combined financial statements of Columbia Pipeline Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s February 11, 2015 initial public offering of limited partner interests of Columbia Pipeline Partners LP and its spin-off from NiSource Inc. on July 1, 2015) appearing in this Current Report on Form 8-K of Columbia Pipeline Group, Inc.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 22, 2016